UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 28, 2021

CEL-SCI CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8229 Boone Blvd. #802

Vienna, VA 22182

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 506-9460

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	CVM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2021, the Company entered into an Amended and Restated Underwriting Agreement with Kingswood Capital Markets, division of Benchmark Investments, LLC, as representative of the underwriters identified therein, pursuant to which the Company agreed to issue and sell 1,400,000 shares of common stock at a public offering price of $22.62 per share. Under the terms of the Amended and Restated Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 210,000 shares of common stock solely to cover over-allotments.

On June 23, 2021, the Underwriters exercised their over-allotment option to purchase 210,000 additional shares of common stock. The Offering of the 210,000 shares sold as a result of the exercise of the Underwriter’s over-allotment option closed on June 28, 2021. The net proceeds to the Company from the sale of the shares was approximately $4.4 million, after deducting the underwriting discount.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
5	Opinion of Hart & Hart, LLC
23	Consent of Hart & Hart, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEL-SCI CORPORATION

Date: June 28, 2021	By:	/s/ Geert Kersten
Geert Kersten
Chief Executive Officer

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